EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement (Nos. 333-02418, 333-40106, 333-62134, 333-121330, 333-123042, 333-129132, 333-149222, and 333-169671) on Form S-8, Registration Statement (Nos. 333-123821, 333-128695, 333-134611, 333-137408, and 333-161658 on Form S-3 and Registration Statement (No. 333-161659) on Form S-4 of Smith Micro Software, Inc. of our reports dated February 25, 2011 relating to our audits of the consolidated financial statements, and the financial statement schedule, and internal control over financial reporting, which appear in this Annual Report on Form 10-K of Smith Micro Software, Inc. for the year ended December 31, 2010.

/s/ SINGERLEWAK LLP
Los Angeles, California
February 25, 2011